EXHIBIT 5.1

[LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

June 3, 2015

Expedia, Inc.

333 108th Avenue N.E.

Bellevue, WA 98004

Re: Expedia, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Expedia, Inc., a Delaware corporation (the “Company”), in connection with the registration, pursuant to the registration statement on Form S-3 (File No. 333-197974) (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “Commission”) on August 8, 2014, as amended on April 29, 2015, under the U.S. Securities Act of 1933, as amended (the “Act”), and the prospectus supplement, dated May 28, 2015 and filed with the Commission on June 1, 2015, of the offer, issuance and sale by the Company of an aggregate principal amount of €650,000,000 of the Company’s 2.500% Senior Notes due 2022 (the “Notes”) and the related guarantees (the “Guarantees”) by the guarantors set forth in Schedule A hereto (the “Guarantors”). The Notes and Guarantees were issued pursuant to the Indenture dated as of August 18, 2014 (the “Base Indenture”), as supplemented and amended by the Fourth Supplemental Indenture, dated as of the date hereof, among the Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”). The Base Indenture has been filed as Exhibit 4.1 to the current report on Form 8-K filed by the Company on August 18, 2014, and the Supplemental Indenture has been filed as Exhibit 4.1 to the current report on Form 8-K filed by the Company on the date hereof (the “Current Report”). The Notes were sold by the Company pursuant to an underwriting agreement among the Company, the Guarantors and the Underwriters named therein (the “Agreement”), which has been filed as Exhibit 1.1 to the Current Report.

We have examined originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate for the purposes of this letter. The Notes and the Indenture are referred to herein as the “Transaction Documents.” We have also conducted such investigations of fact and law as we have deemed necessary or advisable for purposes of this letter. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the legal capacity of all individuals executing such documents. As to any facts material to this letter that we did not independently establish or verify, we have, with your consent, relied upon the statements, certificates and representations of officers and other representatives of parties to the Transaction Documents and of the Company and the Guarantors. We have also assumed the valid authorization, execution and delivery of the Transaction Documents by each party thereto (except with respect to HRN 99 Holdings, LLC) , and we have assumed that each party thereto (except with respect to HRN 99

Expedia, Inc.

June 3, 2015

Holdings, LLC) (in the case of parties which are not natural persons) has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, that each party thereto has the legal capacity, power and authority to perform its obligations thereunder and that the Indenture constitutes the valid and binding obligation of the Trustee, enforceable against it in accordance with its terms. We have also assumed that, except with respect to the Relevant Laws (as defined below), the execution, delivery and performance by each of the Company and the Guarantors of the Transaction Documents to which it is a party have been duly authorized by all necessary action (corporate or otherwise) (except with respect to HRN 99 Holdings, LLC) and do not contravene its respective certificate or articles of incorporation, limited liability company agreement, partnership agreement, bylaws or other organizational documents; except with respect to Relevant Laws, violate any law, rule, order or regulation applicable to it; or result in any conflict with, or breach of any agreement or document binding on it. In addition, enforceability may be subject to public policy considerations. Furthermore, the manner in which any particular issue relating to the opinions set forth below would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it.

We are members of the Bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Guarantors, the Transaction Documents or the transactions governed by the Transaction Documents and the federal securities laws of the United States of America, in each case as in effect on the date hereof (the “Relevant Laws”). Without limiting the generality of the foregoing definition of Relevant Laws, the term “Relevant Law” does not include any law, rule or regulation that is applicable to the Company, the Guarantors, the Transaction Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Transaction Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by (i) the laws of the State of Nevada, we have relied upon the letter dated the date hereof of Holland & Hart, LLP, special counsel to the Guarantors incorporated or organized in the State of Nevada; (ii) the laws of the State of Texas, we have relied upon the letter dated the date hereof of Jones Day, special counsel to the Guarantors incorporated or organized in the State of Texas; (iii) the laws of the State of Delaware, we have relied upon the letter dated the date hereof of Morris, Nichols, Arsht & Tunnell LLP, special counsel to the Company and the Guarantors incorporated or organized in the State of Delaware and (iv) the laws of the State of Washington, we have relied upon the letter dated the date hereof of Perkins Coie LLP, special counsel to the Guarantor incorporated in the State of Washington, in each case of clauses (i) through (iv), which are filed as exhibits to the Current Report.

Expedia, Inc.

June 3, 2015

We express no opinion with respect to the enforceability of (i) consents to, or restrictions upon, judicial relief or jurisdiction or venue; (ii) waivers of rights or defenses with respect to stay, extension or usury laws; (iii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iv) broadly or vaguely stated waivers of rights; (v) provisions authorizing or validating conclusive or discretionary determinations; (vi) restrictions upon non-written modifications and waivers; (vii) severability clauses; and (viii) provisions for liquidated damages, default interest, late charges, monetary penalties, forfeitures, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty.

Based upon the foregoing, and subject to the qualifications set forth in this letter, it is our opinion that,

(a) the Notes constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law); and

(b) the Guarantees constitute valid and legally binding obligations of each Guarantor, enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law).

We hereby consent to the filing of a copy of this letter as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. This letter speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this letter.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz

Schedule A

Expedia, Inc. (Washington)

CarRentals.com, Inc. (Nevada)

Classic Vacations, LLC (Nevada)

Cruise, LLC (Washington)

EAN.com, LP (Delaware)

Egencia LLC (Nevada)

Hotels.com, L.P. (Texas)

Hotels.com GP, LLC (Texas)

Hotwire, Inc. (Delaware)

HRN 99 Holdings, LLC (New York)

Interactive Affiliate Network, LLC (Delaware)

Travelscape, LLC (Nevada)

WWTE, Inc. (Nevada)

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